 Exhibit 10.24

Macquarie Capital (USA) Inc.

A Member of the Macquarie Group of Companies

125 West 55th Street	Telephone	1 212 231 1000
New York, NY 10019	Tollfree	1 800 648 2878
UNITED STATES	Facsimile	1 212 231 1717
	Internet	www.macquarie.com

July 13, 2016

Mr. Sanjay Arora

Chief Executive Officer

Terrapin 3 Acquisition Corporation

1700 Broadway, 18th Floor

New York, NY 10019

Dear Mr. Arora:

We refer to that certain letter agreement, dated as of July 16, 2014 (the “Original Letter Agreement”) by and between Terrapin 3 Acquisition Corporation (the “Company”) and Macquarie Capital (USA) Inc. (“Macquarie Capital”). In recognition of the relationship between the Company, Yatra Online, Inc. (“Yatra”) and MIHI LLC, each of the Company, Yatra and Macquarie Capital have agreed to amend and restate the Original Letter Agreement on the terms and subject to the conditions set forth below.

Yatra agrees that prior to the third anniversary of the date of the Original Letter Agreement, Yatra shall, and shall cause its subsidiaries to, engage Macquarie Capital, or an affiliate of Macquarie Capital designated by it, to act, on any and all transactions with a value greater than $30 million, as: (a) a bookrunning managing underwriter, a bookrunning managing placement agent, or a bookrunning managing initial purchaser, as the case may be, in connection with any offering or placement of securities (including, but not limited to, debt, equity, preferred and other hybrid equity securities or equity linked securities) by Yatra or any of its subsidiaries, in each case with Macquarie Capital receiving total compensation in respect of any such transaction that is equal to or better than 40% of the total compensation received by all underwriters, placement agents, and initial purchasers, as the case may be, in connection with such transaction and not less than the compensation received by any one individual underwriter, placement agent or initial purchaser, as the case may be, and (b) a financial advisor in connection with any (i) restructuring (through a recapitalization, extraordinary dividend, stock repurchase, spin-off, joint venture or otherwise) by Yatra or any of its subsidiaries, (ii) acquisition or disposition of a business, asset or voting securities by Yatra or any of its subsidiaries or (iii) debt or equity financing or any refinancing of any portion of any financing by Yatra or any of its subsidiaries, in each case with Macquarie Capital receiving total compensation in respect of any such transaction that is equal to or greater than 40% of the total compensation received by all financial advisors in connection with such transaction (50% in the case of the initial business combination (the “Business Combination”)), and not less than the compensation received by any individual financial advisor. Yatra understands that Macquarie Capital may decline any such engagement in its sole and absolute discretion. Any engagement of Macquarie Capital pursuant to this paragraph shall become a commitment by Macquarie Capital to assume such engagement only if such engagement is set forth and agreed to by Macquarie Capital in writing in a separate agreement. Any such engagement shall be on Macquarie Capital’s customary terms (including, as applicable, representations, warranties, covenants, conditions, indemnities and fees based upon the prevailing market for similar services for global, full-service investment banks).

With regard to the preceding scope of services, it is understood that Macquarie Capital will not be retained to render a fairness opinion on the Business Combination, although this letter agreement will apply, with respect to other aspects of the Business Combination. If, in Macquarie’s sole and reasonable determination, it is unable to provide the services requested under this agreement, it will notify the board as soon as practical of its intention to decline such engagement, or to seek an appropriate amendment to this agreement.

This letter agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of this letter agreement by facsimile, email or other form of electronic transmission shall be deemed to constitute due and sufficient delivery of such counterpart. This letter agreement and any related dispute shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

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In witness whereof, the parties have caused this agreement to be executed on their behalf by the undersigned, thereunto duly authorized, as of the date first set forth above.

Yours faithfully

Macquarie Capital (USA) Inc.

By:	/s/ Jin Chun
Name: Jin Chun
Title: Managing Partner

By:	/s/ Stephan Feilhauer
Name: Stephan Feilhauer
Title: Vice President

Accepted and Agreed:

TERRAPIN 3 ACQUISITION CORPORATION

By:	/s/ Sanjay Arora
Name: Sanjay Arora
Title: Chief Executive Officer

YATRA ONLINE, INC.

By:	/s/ Dhruv Shringi
Name: Dhruv Shringi
Title: Chief Executive Officer